UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2021
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_______________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2021, the Board of Directors (the “Board”) of Five9, Inc. (the “Company”) appointed Ms. Susan Barsamian to serve on the Board, effective January 15, 2021. Ms. Barsamian will serve as a Class I Director, with a term expiring at the Company's 2021 annual meeting of stockholders.
Ms. Barsamian served as Chief Sales and Marketing Officer for Hewlett Packard Enterprise (“HPE”) Software from November 2016 to September 2017 and transitioned this business through its merger with Micro Focus in September 2017. From August 2015 to November 2016, she served as General Manager of Enterprise Security Products at HPE. From 2006 to 2015, she served in various roles at Hewlett Packard. Earlier in her career, she held leadership positions at Mercury Interactive and Verity, Inc. From 2012 to 2017, Ms. Barsamian served on the Board of the National Action Council for Minorities in Engineering (NACME), and she served as Chairman of the Board of NACME from 2016 to 2017. Since August 2020 she has served on the Board of Directors for Kansas State University Foundation. Ms. Barsamian currently serves on the Board of Directors of NortonLifeLock Corporation, a consumer cyber safety company, and Box, Inc., a cloud content management company. Ms. Barsamian holds a B.S. with honors in electrical engineering from Kansas State University. She completed post-graduate studies at the Swiss Federal Institute of Technology in Zurich, Switzerland.
There are no understandings or arrangements between Ms. Barsamian and any other person pursuant to which Ms. Barsamian was selected to serve as a director of the Company. There are no relationships between Ms. Barsamian and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.
As a non-employee director, Ms. Barsamian will receive compensation in accordance with the Company’s Non-Employee Director Compensation Policy (the “Policy”); however, Ms. Barsamian’s initial equity grants are as follows (A) an RSU award with an award value of $370,000, with the number of RSUs to be determined by dividing $370,000 by the closing trading price of a share of the Company’s common stock on the date of grant, which shall vest in three equal annual installments on the first, second and third anniversaries of the grant date, in each case provided she remains in continuous service through such dates, and (B) a prorated RSU award with a value equal to $61,667, with the number of RSUs to be determined by dividing $61,667 by the closing trading price of a share of the Company’s common stock on the grant date, which shall vest on the first anniversary of the grant date provided she remains in continuous service through such date (collectively, the “Grants”). Vesting of the Grants will accelerate upon (A) a change of control of the Company or (B) the termination of Ms. Barsamian’s continuous service due to her death or disability, in each case with the remaining unvested portion of the Grants, if any, immediately vesting in full. Ms. Barsamian will not be eligible for the regular 2021 automatic annual grant of RSUs to non-employee directors scheduled to occur on the date of the Company’s 2021 annual meeting of stockholders.
Effective January 15, 2021, the Company entered into an indemnification agreement with Ms. Barsamian in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015. The indemnification agreement requires the Company to indemnify Ms. Barsamian to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified, among other things.
On January 19, 2021, the Company issued a press release announcing Ms. Barsamian’s appointment to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company on January 19, 2021.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: January 19, 2021	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer